Forge, Inc
Suite 610-375 water Street
Vancouver, B.C. V6B 5C6
Canada
July 9, 2003.

Cryotherm, Inc.
2934-1/2 Beverly Glen Circle
Suite 301
Bel Air, CA
90210

Attention: Mr Lawrence Shultz

Re:     Letter of Intent (“LOI”) to purchase all of the Shares of Cryotherm, Inc. ("Cryotherm") by Forge, Inc. ("Forge")

     ( Note: "Cryotherm, Inc. to be all companies, projects, etc outlined in Cryotherm Energy Executive Summary)

Dear Mr. Schultz:

This Letter of Intent will confirm our recent discussions and negotiations concerning Forge's interest in acquiring all of the issued and outstanding shares of Cryotherm upon the terms and conditions as generally described herein. Forge, a Delaware corporation is prepared to enter into an agreement providing for an exchange (the “Exchange”) of 100% of the outstanding Common Stock of Cryotherm for shares of Forge Common Stock.

Cryotherm is a Delaware incorporated company, in good standing with all regulatory agencies. Cryotherm has represented itself to Forge as being a leader in the development of clean energy technologies. In connection with the business of Cryotherm, a copy of the Executive Summary outlining the business and operations of Cryotherm is attached to this letter as Schedule A.

Cryotherm represents that its current and long term liabilities, as at May 30, 2003, total not more than $825,000 USD and that its total current assets total not less than $125,000 USD. The current financial statements of Cryotherm are attached to this letter as Schedule B. These statements will be in audited form prior to closing. Attached, as Schedule C is a current summary of current outstanding loans to Cryotherm as of June 30, 2003.

Both Forge and Cryotherm will take all necessary corporate action and obtain all necessary regulatory, Board of Director and Shareholder approvals required to affect the sale of the shares of Cryotherm to Forge.

/s/ Lawrence Schultz   /s/  Dan Hunter  /s/  Jim MacKenzie

In addition to any conditions precedent contained above or elsewhere in this Agreement, this Letter of Intent is subject to the execution of formal documentation ( the " Share Purchase Agreement"), which will be prepared by counsel for both companies. All necessary approvals including Shareholder approval, shall be obtained, final documentation executed and the transaction closed by September 30, 2003 (the "Closing Date").

The parties agree as follows:

1.  As of today, Forge is a Delaware corporation in good standing with the Secretary of State for the State of Delaware, having either been originally chartered in Delaware or having effected a valid change of registered domicile in compliance with all rules (if any) of the original charter jurisdiction, the State of Delaware and the National Association of Securities Dealers. The present capitalization of Forge consists of 18 million (18,000,000) authorized shares of common stock at a par value of $0.001 per share of which 519,751 are issued and outstanding and two million (2,000,000) authorized preferred shares of which none are issued. As of today, there are no employee stock option plans, which have been approved by the Board of Directors of Forge or offered to the directors, officers, employees, or consultants of Forge.

2.    The Agreement shall provide that immediately prior to the Closing, subsequent to any share issuances herein, subject to obtaining approval of Forge’s shareholders, compliance with applicable laws, and such other conditions as are contained in the Agreement, Forge will (a) cause its State of Incorporation to be changed to the State of Nevada; (b) split it’s issued shares in the State of Nevada on a 3 new for 1 old basis; (c) authorize ( increase) its authorized Common Stock at 100,000,000 shares; (b) change the name of Forge in the State of Nevada to “Global Cogen, Inc.” or other name acceptable between the parties.

3.    As soon as it is reasonably practical after execution of this Letter of Intent the parties will cause to be prepared and will negotiate in good faith, a formal Share Purchase Agreement, which shall be satisfactory in all respects to counsel for both Forge and Cryotherm, and which shall contain the terms and conditions set forth in this Letter of Intent and such other representations, warranties, covenants, terms, conditions and releases customarily contained in a typical share purchase agreement including, without limitation:

(a)   reciprocal representations and warranty that the respective Financial Statements of Forge and Cryotherm were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and are accurate and true and present fairly and accurately the financial condition and position of Forge and Cryotherm respectively;

/s/ Lawrence Schultz   /s/  Dan Hunter  /s/  Jim MacKenzie
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(b)     a reciprocal representation and warranty that there are no law suits pending or threatened and that all tax returns have been filed and taxes and withholding taxes paid and there are no outstanding claims or liabilities, contingent or otherwise, including any tax claims and liabilities except those set forth in the relevant Financial Statement and those incurred in the normal course of business since the date of the relevant Financial Statement;

(c)     a reciprocal representation and warranty that the respective assets of Forge and Cryotherm are in good operating condition and a good state of maintenance and repair, normal wear and tear excluded, and are free and clear of all liens, charges and encumbrances except as otherwise expressly disclosed in the Share Purchase Agreement.

(d)    reciprocal representations and warranties regarding Forge and Cryotherm's:
(i)   material contracts;
(ii)    licenses and permits;
(iii)     insurance coverages;
(iv)    compliance with laws; and
(v)   labour and employment matters, including employment contracts, collective agreements and pension and benefits obligations.

All representations and warranties shall survive the closing to the extent that representations and warranties are made by Forge and Cryotherm.

4.  As of today, Cryotherm is a Delaware corporation in good standing with the Secretary of State for the State of Delaware, having either been originally chartered in Delaware or having effected a valid change of registered domicile in compliance with all rules (if any) of the original charter jurisdiction to the State of Delaware. The present capitalization of Cryotherm consists of 50 million (50,000,000) authorized shares of common stock at a par value of $0.001 per share of which 27,000,000 are issued and outstanding. As of today’s date, there are 9,000,000 Cryotherm Share Purchase options outstanding at exercise prices ranging from $.10 to $.20 each. No other stock option plans have been approved by the Board of Directors of Cryotherm or offered to the directors, officers, employees, or consultants of Cryotherm.

5.  At the Closing, all of the shareholders of Cryotherm shall exchange 100% of the outstanding shares of Cryotherm Common Stock, (presently 27,000,000 shares), for 6,333,333 restricted shares of Forge Common Stock. Also, at the Closing, all of the outstanding Cryotherm Share Purchase Options (presently 9,000,000) shall exchange 100% of these options for 2,000,000 Forge share purchase warrants exercisable at $.30 into restricted shares of Forge Common Stock. It is the express understanding of the parties that following completion of the foregoing transactions, Cryotherm will

/s/ Lawrence Schultz   /s/  Dan Hunter  /s/  Jim MacKenzie
________________________________________________________________________________________________________________________

     be a wholly owned subsidiary of Forge. This Section 5 presumes acceptance by all of the shareholders of Cryotherm and is subject to Section 13 of this Letter of Intent.

6.  As a Closing condition of Cryotherm in the Share Purchase Agreement and to accommodate this transaction, Mr. Dan Hunter a Director of Forge, his personal holding company, Camino Enterprises Ltd (Camino) and certain other creditors and assignees agree to reduce the debt owing to them by Forge by a total of $333,333 USD by way of a $.10 per share Private Placement debt conversion for 3,333,333 (or 9,999,999 post 3:1 forward split) restricted common shares of Forge.

7.  As a condition of closing, the incorporating state of Forge will be changed to the State of Nevada by way of a process to be outlined in the Purchase Agreement. During this change to the State of Nevada, the companies shares must be forward split on a 3 new for 1 old basis so the original Forge shareholders would then have 1,559,223 shares (519,751 post split) and the debt conversion outlined in #6 above would equal 9,999,999 shares ( 3,333,333 post split). The shareholders of Cryotherm after this split will then effectively receive 19,000,000 common restricted shares and 6,000,000 Share Purchase Warrants exercisable at $.10 into common restricted shares of the Nevada Company. At that time the Nevada company will have 30,559,251 common shares and 6,000,000 share purchase warrants issued. The Nevada company’s new name will be Global CoGen, Inc. or other name acceptable between the parties hereto.

8.  As of today, Forge is publicly traded on the Over-the-Counter Bulletin Board (“OTCBB”), which is administered and managed by the NASD, under the ticker symbol of “FRGA.OB”. As of today, Forge has not received and does not know of any Notice of Suspension from the NASD concerning its trading on the OTCBB. As of today, Forge is a fully reporting company with the United States Securities & Exchange Commission (the“SEC”) and is current in all of its filings with the SEC, including having filed a 10-KSB for the fiscal year ended December 31, 2002 and a 10-QSB for the period ending March 31, 2003. There have been no material changes in the public representations and disclosures of Forge since it’s filing of its most recent 10-QSB with the Securities and Exchange Commission.

9.  It is acknowledged that prior to the Closing Date, Forge will use its best efforts to arrange a minimum of $2,000,000 in new capital for the businesses and obligations of Forge, Forge's existing subsidiaries (Ignite and Forge Marketing) and Cryotherm pursuant to one or more private or public placements and pursuant to an agreed upon Use of Proceeds to be included in the Purchase Agreement. Closing is subject to this $2,000,000 financing being completed prior to the Closing Date.

10.    As soon as is reasonably practical after execution of this Letter of Intent, each of the parties shall provide the other and their representatives such  access to their respective books, records and operating facilities as may be necessary to enable:

/s/ Lawrence Schultz   /s/  Dan Hunter  /s/  Jim MacKenzie
________________________________________________________________________________________________________________________

a.  Forge to assess and to conduct due diligence with respect to the business, the operations and liabilities of Cryotherm and the condition of its assets.

b.  Cryotherm to assess and to conduct due diligence with respect to the business, the operations and liabilities of Forge and the condition of its assets.

11.    The Share Purchase Agreement shall include customary conditions to closing including without limitation, conditions;

(a)   in favour of Forge that all the representations and warranties of Cryotherm shall be true and that Cryotherm shall have performed all of these covenants set forth in the Share Purchase Agreement by the Closing Date; and

(b)    in favour of Cryotherm that all the representations and warranties of Forge shall be true and that Forge shall have performed all of these covenants set forth in the Share Purchase Agreement by the Closing Date; and

(c)   in favour of all parties that the parties shall have obtained all permits, authorizations or consents of any government authorities required prior to consummation of the transactions contemplated hereby; and

(d)    in favour of Forge that Forge shall have satisfied in all respects as to its due diligence inquiries of Cryotherm; and

(e)    in favour of Cryotherm that Cryotherm shall have satisfied in all respects as to its due diligence inquiries of Forge.

12.    Each of the undersigned agrees to hold in confidence all information obtained in conducting such assessment and due diligence investigations.

13.   Forge will not be obligated to offer to exchange its shares for shares of Cryotherm to any Cryotherm Shareholder who is not an Accredited Investor (as the term "Accredited Investor" is defined in Section 2(15) of the Securities Act of 1933, as amended, and Rule 501 of Regulation D promulgated thereunder). Forge’s obligation to complete the acquisition of Cryotherm will be conditional upon shareholders of Cryotherm holding not less than 95% of the outstanding shares of Cryotherm having accepted Forge’s offer on the terms and subject to the conditions of the Share Purchase Agreement.

14.  Forge and Cryotherm shall deliver to the other as soon as possible and in any event prior to the Closing Date, their most recent financial statements for their most recent financial period or such other financial periods as may be applicable (collectively the "Financial Statements"). Cryotherm acknowledges that within 30 days of acceptance of this LOI, Cryotherm will prepare and supply audited financial statements of their

/s/ Lawrence Schultz   /s/  Dan Hunter  /s/  Jim MacKenzie
________________________________________________________________________________________________________________________

       most recent financial period for purposes of obtaining any necessary regulatory approvals of this transaction.

15.    The Parties desire that the Acquisition shall constitute a tax-free exchange of common stock of Forge for common stock of Cryotherm and a "reorganization" within the meaning of Section 368(a)(1)(B) of the U.S. Tax Code.

16.   Contemporaneously with the Closing, the existing (2) directors of Forge shall cause to be elected to Forge's Board of Directors (2) nominees designated by Cryotherm. Subsequent to closing and completion of the minimum financing outlined in #9 above, one or more of the current directors may resign and in any event will co-operate with appointing additional Cryotherm nominees to the board. This process to be detailed in the Share Purchase Agreement.

17.   So long as this Letter of Intent remains in force, both Forge and Cryotherm shall conduct their respective businesses in the ordinary course and, unless disclosed in the Share Purchase Agreement, will not enter into any other new negotiations or solicit any other person, firm or corporation or inquiries or proposals relating to the disposition of their respective business, assets, shares or membership interests except that the membership interests of Forge and shares of Forge may be transferred among existing members or shareholders, as the case may be.

18.   Except as required by applicable regulatory authorities, no other announcement with respect to this Letter of Understanding or the transactions contemplated herein will be made by either party hereto without the prior written approval of the other party provided that this requirement will not apply to any announcement required to comply with laws pertaining to timely disclosure but the party required to disclose must consult with the other party in advance of such disclosure.

19.   Each of the parties will bear the fees and disbursements of the lawyers, accountants and consultants engaged by them respectively and all other expenses incurred by them respectively in connection with the proposed share purchase. There are no brokerage fees, commissions or other amounts payable with respect to the proposed share purchase save and except for a finders fee payable to that person or entity which introduced Forge to Cryotherm, or that person or entity's lawful nominee. Any such payment is to be included in the final Share Purchase Agreement.

20.   This Letter of Intent may be executed in several counterparts each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

21.   This is a Letter of intent, which represents only the current thinking of the parties with respect to certain of the major issues relating to the proposed transaction, and will be superseded by the formal Share Purchase Agreement.

22.   If a formal Share Purchase Agreement has not been executed on or before July 18, 2003, then this Letter of Intent shall terminate unless extended by mutual agreement.

/s/ Lawrence Schultz   /s/  Dan Hunter  /s/  Jim MacKenzie
________________________________________________________________________________________________________________________

23.   The foregoing represents the current thinking of the parties only and does not represent a binding agreement or an agreement in principal and as such the parties agree that no news release or other disclosure to any third party will be made in any case whatsoever until such time as a definitive agreement has been executed by the parties, an 8K concerning this agreement has been filed with the regulatory authorities or such disclosure is mandated by the regulatory authorities.

24.   By executing and returning the copy of this letter Agreement, the parties agree that through July 18, 2003, neither party nor their respective representatives will (a) take any action to negotiate, promote, encourage or facilitate (including providing any information to any third party) any transaction which is inconsistent with this Letter of Intent, or (b) disclose the transactions proposed in this Letter of Intent or any of its terms to any third party other than on a strictly need-to-know basis.

25.   This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Delaware.

You will no doubt appreciate the synergy created by combining Forge with the business of Cryotherm. We look forward to continuing our discussions towards finalizing an agreement. Please indicate your acceptance and approval of this Letter of Intent and confirm that it outlines our basic guideline to proceed by signing the attached copy of this Letter of intent and returning to us no later than July 10, 2003 in order that we may proceed with due diligence and the preparation of the Share Purchase Agreement.

Yours Sincerely,

FORGE, INC.

Per:    /s/ Dan Hunter
   _________________________________
Dan Hunter

Per:    /s/ Jim MacKenzie
            _________________________________
Jim MacKenzie

AGREED TO THIS 10 DAY OF July , 2003.

CRYOTHERM, INC.

Per:    /s/ Lawrence Shultz
_________________________________
Lawrence Shultz

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